Exhibit 99.1

Amedisys Completes Acquisition of AseraCare Hospice

BATON ROUGE, La., June 1, 2020 – (GLOBE NEWSWIRE) — Amedisys, Inc. (NASDAQ:AMED), a leading provider of home health, hospice and personal care, announced today that, through one of its wholly owned subsidiaries, it has closed on its acquisition of Homecare Preferred Choice, Inc., doing business as AseraCare Hospice (“AseraCare Hospice” or “AseraCare”), a national hospice care provider with an executive office in Plano, Texas and administrative support center in Fort Smith, Arkansas.

Under the terms of the agreement, Amedisys acquired 100 percent of the ownership interests in AseraCare Hospice for a cash purchase price of $235 million, which is inclusive of a $32 million tax asset bringing the net purchase price to $203 million. The Company did not use any of the funds received by the Company from the Public Health and Social Services Emergency Fund that was appropriated by Congress to the Department of Health and Human Services in the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act to fund the acquisition.

“AseraCare has been on our radar for a long time. We have long admired their strong culture, focus on patients and employees and commitment to always providing high-quality care,” stated Paul Kusserow, Amedisys’ president and chief executive officer. “We are excited about the opportunity, as one company, to bring the gift of hospice to more communities.”

Founded in 1994, AseraCare Hospice cares for more than 2,100 patients daily and employs more than 1,200 hospice professionals in 44 locations across 14 states, generating approximately $117 million in annual revenues.

This acquisition adds greater scale to Amedisys’ high-quality, nationwide network. Combined, our new hospice operations will include 190 care centers in 35 states, with an average daily census of approximately 14,000 patients and approximately 7,000 hospice employees.

“We feel privileged to welcome AseraCare Hospice into the Amedisys family. We share our commitment to delivering compassionate, patient-centered care to patients and their families, and a culture of engagement and support to our colleagues and caregivers,” said Anthony Mollica, Amedisys’ president of hospice. “We are all in the hospice business because we care. For us, this is not our job; caregiving is our calling.”

This acquisition is the fourth hospice acquisition for Amedisys since 2019. The Company acquired and integrated Compassionate Care Hospice in February 2019, RoseRock Healthcare in April 2019 and Asana Hospice in January 2020.

“AseraCare and Amedisys have always shared an absolute and sacred commitment to help our patients live each day to its fullest, one person, one family and one community at a time,” stated

AseraCare President Larry Deans. “I am fully confident that Amedisys will continue and build upon our mission-driven purpose and high-quality care for our patients and families for years to come.”

Media Contact: Kendra Kimmons Vice President of Marketing & Communications 225-299-3708 kendra.kimmons@amedisys.com	Investor Contact: Nick Muscato Vice President of Strategic Finance 615-928-5452 nick.muscato@amedisys.com

About AseraCare Hospice

AseraCare is a leading provider of hospice services caring for more than 2,100 patients and families per day. The company operates 44 locations in 14 states. For more information about AseraCare visit: www.aseracare.com.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,600 hospitals and 67,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, La. with an executive office in Nashville, Tenn., Amedisys is a publicly held company. With more than 21,000 employees in 524 care centers within 39 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 415,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “strategy,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “will,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expected effects of the AseraCare Hospice acquisition and the Company’s hospice strategy. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: our ability to realize the anticipated benefits of the acquisition of AseraCare Hospice, the impact of the COVID-19 pandemic, including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to consistently provide high-quality care, our ability to attract and retain qualified personnel, our ability to keep our patients and employees safe, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to realize the anticipated benefits of acquisitions, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

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